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Glen Ellyn, Illinois                                 Contact:  Scott W. Hamer
October 30, 2009                                     President/CEO
Company Release                                      630-545-0900


                        COMMUNITY FINANCIAL SHARES, INC.
              ANNOUNCES RESULTS FOR THE THREE AND NINE MONTHS ENDED
                               SEPTEMBER 30, 2009

         Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank-Wheaton/Glen Ellyn (the "Bank"), reported net income (loss) (unaudited) for the three and nine months ended September 30, 2009 of $86,000 and ($222,000), respectively. This compares to net losses of $800,000 and $1.0 million for the comparable prior year periods. Net loss available to common shareholders totaled $20,000 and $385,000 for the three and nine months ended September 30, 2009, respectively. For the three months ended September 30, 2009, basic and diluted loss per share both totaled $0.02. This represents an improvement of 96.9% from $0.64 for both basic and diluted loss per share for the comparable prior year period. In addition, for the nine months ended September 30, 2009 basic and diluted loss per share both totaled $0.31. This represents an improvement of 63.1% from $0.84 for both basic and diluted loss per share for the nine months ended September 30, 2008. The increase in net income for the three months ended September 30, 2009 is primarily the result of the net effect of a $212,000 increase in net interest income, a $675,000 decrease in provision for loan losses, a $323,000 increase in noninterest expense, and a $571,000 increase in noninterest income. Similarly, the decrease in net loss for the nine months ended September 30, 2009 is primarily the result of the net effect of a $273,000 increase in net interest income, a $545,000 decrease in provision for loan losses, an $818,000 increase in noninterest income and a $593,000 increase in noninterest expense.

         Total assets at September 30, 2009 were $321.6 million, which represents an increase of $26.9 million, or 9.2%, compared to $294.7 million at December 31, 2008. The increase in total assets was the result of an increase in investment securities of $14.4 million, or 53.6%, to $41.4 million at September 30, 2009 from $27.0 million at December 31, 2008, and an increase in loans receivable of $12.4 million, or 5.6%, to $232.0 million at September 30, 2009 from $219.6 million at December 31, 2008. Partially offsetting these increases was a decrease in cash and cash equivalents of $1.4 million to $14.4 million at September 30, 2009 from $15.8 million at December 31, 2008. The growth in loans during the nine months ended September 30, 2009 is primarily due to continued strong lending and business relationships within our community maintained by our loan staff. The increase in investment securities was due to well priced opportunities in the market. Deposits increased $20.8 million, or 8.2%, to $274.3 million at September 30, 2009 from $253.5 million at December 31, 2008. This increase primarily consists of increases in the Bank's core deposit accounts, including: (1) an increase in interest bearing demand deposit accounts of $13.2 million, or 23.7%, to $69.0 million at September 30, 2009 from $55.8 million at December 31, 2008; and (2) an increase in money market accounts of $4.1 million, or 10.6%, to $42.9 million at September 30, 2009 from $38.8 million at December 31, 2008. The percentage of interest bearing deposit accounts to total deposits increased to 24.9% at September 30, 2009 from 22.0% at December 31, 2008 and the percentage of certificates of deposit to total deposits decreased to 39.7% at September 30, 2009 from 42.8% at December 31, 2008. Borrowed money, consisting of Federal Home Loan Bank advances and other borrowings, decreased $100,000, or 5.0%, to $18.9 million at September 30, 2009 from $19.0 million at December 31, 2008.

         Stockholders' equity increased $7.3 million, or 43.6%, to $23.9 million at September 30, 2009 from $16.6 million at December 31, 2008. The increase in stockholders' equity for the nine months ended September 30, 2009 was primarily the result of the receipt of a $6.97 million investment from the U.S. Department of the Treasury in May 2009 in exchange for 6,970 shares of the Company's preferred stock pursuant to the TARP Capital Purchase Program provided for under the Emergency Economic Stabilization Act of 2008 and an increase of $580,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio. Partially offsetting these increases was the Company's net loss for the nine months ended September 30, 2009. As of September 30, 2009 there were 1,245,267 shares of Company common stock outstanding, resulting in a tangible book value of $13.56 per share at that date.

         Net interest income before provision for loan losses increased $212,000, or 10.0%, to $2.4 million for the three months ended September 30, 2009 and $273,000, or 4.3%, to $6.6 million for the nine months ended September 30, 2009 as compared to the comparable prior year periods. These increases are primarily due to decreases in the average cost of interest bearing liabilities of 68 and 88 basis points for the three and nine months ended September 30, 2009, respectively. The average cost of interest bearing liabilities decreased to 1.85% and 2.04% for the three and nine months ended September 30, 2009, respectively, from 2.53% and 2.92% for the comparable prior year periods. The effect of this decrease in average cost was partially offset by decreases in the average yield on interest-earning assets of 72 and 85 basis points for the three and nine months ended September 30, 2009, respectively. The average yield on interest-earning assets decreased to 4.88% and 4.99% for the three and nine months ended September 30, 2009, respectively, from 5.60% and 5.84% for the comparable prior year periods. The net interest margin, expressed as a percentage of average earning assets, decreased 8 basis points to 3.19% for the three months ended September 30, 2009 from 3.27% for the three months ended September 30, 2008; however it increased 13 basis points from the three months ended June 30, 2009, and decreased 5 basis points to 3.10% for the nine months ended September 30, 2009 from 3.15% for the nine months ended September 30, 2008. The average yield on loans decreased 51 and 60 basis points for the three and nine months ended September 30, 2009, respectively, compared to the comparable prior year periods. This decrease is partially due to approximately one-half of the Bank's loan portfolio being adjustable rate. The average yield on loans decreased to 5.34% and 5.52% for the three and nine months ended September 30, 2009, respectively, from 5.85% and 6.12% for the comparable prior year periods.

         The provision for loan losses decreased $675,000 and $545,000 for the three and nine months ended September 30, 2009, respectively, compared to the prior year period. The decrease in the provision was the result of management's quarterly analysis of the allowance for loan loss. Nonperforming loans totaled $10.0 million, or 3.10% of total assets, at September 30, 2009 and $5.0 million, or 1.75% of total assets, at September 30, 2008. The ratio of the allowance for loan losses to nonperforming loans totaled 38.4% and 69.8% at September 30, 2009 and September 30, 2008, respectively.

         Noninterest income increased $571,000 to $544,000 for the three months ended September 30, 2009 as compared to the comparable prior year period. The increase is primarily due to an increase in gain on sale of loans of $117,000 and a $485,000 loss on impairment related to FHMLC preferred stock incurred in the three months ended September 30, 2008. Noninterest income increased $818,000, or 85.7%, to $1.8 million for the nine months ended September 30, 2009 as compared to the comparable prior year period. This increase is primarily due to increases in gain on sale of loans of $371,000 and the $485,000 loss on impairment incurred in the three months ended September 30, 2008 mentioned above. Partially offsetting these increases are a decrease in gains on sale of securities of $29,000 and an increase in loss on sale of foreclosed assets of $44,000.

         Noninterest expense increased $323,000, or 13.2%, to $2.8 million for the three months ended September 30, 2009 as compared to the comparable prior year period. This increase is primarily due to increases in compensation and benefits expense of $114,000, FDIC premiums of $103,000, building and equipment expense of $12,000 and data processing expense of $19,000. The increase in compensation and benefits expense is the result of annual merit increases. The increase in building and equipment expense are partially due to higher real estate taxes. These increases are partially offset by lower advertising and marketing expenses of $15,000. Noninterest expenses increased $593,000, or 8.1%, to $7.9 million for the nine months ended September 30, 2009 as compared to the comparable prior year period. This increase is primarily due to increases in FDIC premiums of $184,000 and special assessments of $148,000, compensation and benefits expense of $170,000, building and equipment expense of $49,000 and data processing expense of $48,000. Partially offsetting these increases was a decrease in advertising and marketing expense of $44,000.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $321.6 million in assets at September 30, 2009. Its primary subsidiary, Community Bank-Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton.

         For further information about the Company and the Bank visit them on the world-wide-web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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

COMMUNITY FINANCIAL SHARES, INC.
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SELECTED CONSOLIDATED FINANCIAL DATA: (UNAUDITED)           September 30,    June 30,      March 31,    December 31,
(IN THOUSANDS)                                                  2009          2009           2009          2008
---------------------------------------------------------------------------------------------------------------------
Total assets                                                   $ 321,636     $ 315,897      $ 308,606     $ 294,677
Loans receivable, net                                            231,959       226,625        215,471       219,615
Investment securities available-for-sale                          41,428        40,331         31,334        26,964
Deposits                                                         274,309       267,956        267,225       253,514
FHLB Advances                                                     17,000        17,000         17,000        17,000
Stockholders' equity                                              23,857        23,158         16,736        16,613
Nonperforming assets                                              12,057         5,492          3,157         2,954
Nonperforming loans                                                9,980         4,612          3,046         2,756
Allowance for loan losses                                          3,828         3,995          3,169         3,300
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SELECTED RATIOS:
Total equity to total assets                                        7.42%         7.33%          5.42%         5.64%
Allowance for loan losses as a % of nonperforming assets            31.7%         72.7%         100.4%        111.7%
Allowance for loan losses as a % of loans                           1.62%         1.73%          1.45%         1.48%
Book value per share                                           $   13.56     $   13.00      $   13.44     $   13.34
Market value per share                                             14.50         15.25          12.25         17.50
Quarterly net interest margin (1)                                   3.19%         3.06%          3.00%         3.05%

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                                                                Three months ended           Nine months ended
                                                                  September 30,                September 30,
                                                          -----------------------------------------------------------
SELECTED OPERATING DATA: (UNAUDITED)                           2009          2008           2009          2008
(IN THOUSANDS, EXCEPT PER SHARE DATA)                     -----------------------------------------------------------

Interest income                                                $   3,625     $   3,688      $  10,568     $  11,657
Interest expense                                                   1,256         1,531          4,014         5,376
                                                               ---------     ---------      ---------     ---------
Net interest income                                                2,370         2,157          6,554         6,281
Provision for loan losses                                            120           795          1,080         1,625
                                                               ---------     ---------      ---------     ---------
Net interest income after provision for loan losses                2,250         1,362          5,474         4,656
Noninterest income                                                   544           (27)         1,772           954
Noninterest expense                                                2,766         2,443          7,932         7,339
                                                               ---------     ---------      ---------     ---------
Income (loss) before income tax                                       28        (1,108)          (686)       (1,728)
Income tax benefit                                                   (58)         (308)          (464)         (682)
                                                               ---------     ---------      ---------     ---------
Net income (loss)                                                     86          (800)          (222)       (1,046)
                                                               ---------     ---------      ---------     ---------
Preferred stock dividends and accretion                             (106)           --           (163)           --
                                                               ---------     ---------      ----------    ---------
Net loss available to common shareholders                      $     (20)    $    (800)     $    (385)    $  (1,046)
                                                               =========     =========      =========     =========

Loss per share - basic                                         $   (0.02)    $   (0.64)     $   (0.31)    $   (0.84)
Loss per share - diluted                                       $   (0.02)    $   (0.64)     $   (0.31)    $   (0.84)

SELECTED PERFORMANCE RATIOS:
Earnings (loss) on average assets (1)                               0.11%        -1.10%         -0.14%        -0.71%
Earnings (loss) on average equity (1)                               1.47%       -17.92%         -2.26%       -11.50%
Noninterest expense to average total assets (1)                     3.41%         3.36%          5.14%         5.00%
Net interest margin (1)                                             3.19%         3.27%          3.10%         3.15%
Average total assets                                           $ 322,187     $ 288,040      $ 311,442     $ 294,370
Average total equity                                              23,233        17,706         19,817        18,234

(1) Annualized.